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                                 EXHIBIT 99.3



                              JOINT PRESS RELEASE



                                   issued by



                                XL CAPITAL LTD

                                      and

                                 NAC RE CORP.






                               February 16, 1999
























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NAC Re Corporation                                              XL Capital Ltd
One Greenwich Plaza                                           Cumberland House
P.O. Box 2568                                              One Victoria Street
Greenwich, CT 06836-2568                                     P. O. Box HM 2245
U.S.A.                                                          Hamilton HM JX
                                                                       Bermuda
Phone: (203) 622- 5200                                   Phone: (441) 292-8515
Fax:     (203) 622-5511                                   Fax:  (441) 292-5280

NEWS RELEASE

IMMEDIATE

Contact:         Richard H. Miller              Gavin R. Arton
                 CFO & Treasurer                SVP - Investor Relations
                 NAC Re Corporation             XL Capital Ltd
                 (203) 622-5535                 (441) 292-8515



                XL CAPITAL LTD AND NAC RE CORPORATION ANNOUNCE
                              INTENTION TO MERGE

    NAC Re Shareholders to receive 0.915 shares of XL Capital in All Stock
                                  Transaction

HAMILTON, BERMUDA and GREENWICH, CT, February 16, 1999 -XL Capital Ltd (NYSE:XL) ("XL") and NAC Re Corporation (NYSE:NRC) ("NAC Re") announced today that the two companies have signed a definitive agreement whereby XL and NAC Re will merge in an all stock transaction. In addition, all outstanding NAC Re indebtedness will be assumed by XL.

Under the terms of the transaction, shareholders of NAC Re will receive 0.915 XL shares for each NAC Re share in a tax-free exchange of shares that will be accounted for as a pooling of interests under U.S. generally accepted accounting principles ("GAAP"). The transaction is subject to the approval of the NAC Re shareholders, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, receipt of insurance, regulatory approvals and other customary closing conditions. It is expected that the merger will be completed by late second calendar quarter or early third quarter of this year. The Boards of Directors of NAC Re and XL have each voted unanimously to approve the transaction. Based on XL's closing price of $60.50 on the New York Stock Exchange on Friday, February 12, 1999, each NAC Re share would be valued at $55.36.

"NAC Re is the premier broker-market reinsurer in the United States and will be a major cornerstone of XL's business," stated Brian M. O'Hara, President

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and Chief Executive Officer of XL Capital Ltd.  "NAC Re will become our platform for the United States, the largest insurance and reinsurance market in the world. Its reinsurance portfolio complements our other businesses very well, particularly XL Mid Ocean Re's existing property and specialty reinsurance operations. In terms of capital, on a combined basis we will have the world's largest broker market reinsurance activities. Under the leadership of Ron Bornhuetter and Nick Brown, NAC Re has become one of the most respected and successful franchises in the reinsurance business with an outstanding professional staff. We expect this transaction to be not only accretive, but the foundation upon which significant future growth in the U.S. can be built."

Nicholas M. Brown, Jr., President and Chief Executive Officer of NAC Re Corporation noted "We are very pleased with this new affiliation with XL. They are a highly successful, well-respected and innovative player in the global insurance and reinsurance markets. The merger as structured will maintain the strong NAC Re franchise and enable us to better serve our clients, providing new and expanded product offerings and increasing our capacity. This is clearly a combination that will benefit both parties. I am looking forward to working with Brian O'Hara and his team at XL."

Upon completion of the transaction, Mr. Brown will serve as Chairman, President and Chief Executive Officer of NAC Re Corporation, which will retain its name. Ronald L. Bornhuetter, current Chairman of NAC Re, along with another member of the current NAC Re Board to be designated prior to the closing, will be invited to join the Board of Directors of XL Capital Ltd. Mr. Brown will also become President and Chief Executive Officer of XL America, Inc. and will serve as an Executive Vice President of XL Capital Ltd with responsibility for North American operations.

On a pro-forma basis at year-end 1998, the combined XL Capital/NAC Re organization would have had assets of $13.3 billion, $2.3 billion of revenues, shareholders' equity of $5.6 billion and a market capitalization of approximately $8 billion.

Donaldson, Lufkin & Jenrette Securities Corporation and Wasserstein Perella & Co. Inc. acted as financial advisors to XL Capital Ltd and Morgan Stanley, Dean Witter & Co. Incorporated, CIBC Oppenheimer Corp. and SBC Warburg Dillon Read acted as financial advisors for NAC Re Corporation.

XL Capital Ltd, through XL Insurance Ltd, XL Mid Ocean Reinsurance Ltd, The Brockbank Group plc and XL Capital Products Ltd, is a leading provider of insurance and reinsurance coverages and financial products worldwide. As of November 30, 1998, XL Capital Ltd had assets of $10.1 billion and shareholders' equity of $4.8 billion. XL Capital Ltd changed its name from EXEL Limited on February 1, 1999.


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NAC Re Corporation through its A+ rated subsidiaries writes insurance and reinsurance throughout the world. As of December 31, 1998, NAC Re Corp. had assets in excess of $3.2 billion and shareholders' equity in excess of $750 million.

Additional information on both XL Capital and NAC Re is available from their respective web sites, "www.xl.bm" and "www.nacre.com."

This presentation contains forward looking statements of management beliefs, estimates, projections, and assumptions for the financial condition, results of operations, business and prospects of XL for NAC Re and the combined XL/NAC Re on a pro forma basis, including statements relating to: (a) future assets, shareholders' equity, market capitalization and market position; (b) the cost savings, synergies and accretion to reported and cash earnings that will be realized from the merger; and (c) the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties, including those detailed from time to time in XL's and NAC Re's reports and filings with the Securities and Exchange Commission. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others: (1) expected cost savings and synergies from the merger cannot be fully realized or realized within the expected time frame;
(2) revenues following the merger are lower than expected or customer loss and business disruption following the merger are greater than anticipated;
(3) competitive pressure among insurers or reinsurers increases significantly; (4) costs or difficulties related to the integration of the businesses of XL and NAC Re are greater than expected; (5) general economic conditions are less favorable than expected; (6) legislation, tax or regulatory changes adversely affect the businesses in which the combined company would be engaged; or (7) natural disasters or other catastrophic events are more prevalent or significant than expected, or losses have a greater frequency or severity than anticipated by the companies' reserving methodologies.

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